Exhibit 99.2
News Release

Investor Relations Contact:	Corporate Communications Contact:
Sonia Segovia, IR Coordinator	Abbie Kendall, Principal
PDF Solutions, Inc.	Armstrong Kendall, Inc.
Tel: (408) 938-6491	Tel: (503) 672-4681
Email: sonia.segovia@pdf.com	Email: abbie@akipr.com
PDF Solutions® Provides Financial Outlook For
The Fourth Quarter of Fiscal 2005 and First
Quarter of Fiscal 2006
     SAN JOSE, Calif.—October 20, 2005—PDF Solutions, Inc. (Nasdaq: PDFS), the leading provider of process-design integration technologies to enhance IC manufacturability, today provided its updated financial outlook for the fourth fiscal quarter ending December 31, 2005 and the first fiscal quarter ending March 31, 2006, respectively.
     PDF Solutions expects total revenue in the range of $18.8 million to $19.6 million for the fourth fiscal quarter ending December 31, 2005. Gain share revenue for the fourth quarter is expected to be in the range of $3.1 million to $3.5 million. On a GAAP basis, net income for the fourth fiscal quarter of 2005 is projected in a range of $1.8 million to $2.4 million, or $0.06 to $0.08 per diluted share.
     For the first fiscal quarter ending March 31, 2006, PDF Solutions expects total revenue in the range of $20.5 million to $21.5 million. On a GAAP basis, net income for the first fiscal quarter of 2006 is projected in a range of $2.3 million to $2.9 million, or $0.08 to $0.10 per diluted share. GAAP net income for the three months ending March 31, 2006 excludes the effects of the adoption of SFAS 123(R), as management is currently evaluating its future impact.
     In addition to using GAAP results in evaluating PDF Solutions’ business, management also believes it useful to measure results using a non-GAAP measure of net income, which excludes amortization of stock-based compensation and acquired intangible assets and the effects of the adoption SFAS 123(R), where applicable. Non-GAAP net income for the fourth fiscal quarter ending December 31, 2005 is projected in a range of $3.0 million to $3.6 million, or
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$0.11 to $0.13 per diluted share. Non-GAAP net income for the first fiscal quarter ending March 31, 2006 is projected in a range of $3.4 million to $3.9 million, or $0.12 to $0.14 per diluted share.
     As previously announced, PDF will hold a live conference call beginning at 3:00 p.m. Pacific Time/6:00 p.m. Eastern Time today to discuss its third quarter 2005 results and financial outlook for the fourth fiscal quarter of 2005 and first fiscal quarter of 2006. A live webcast of this conference call will be available on PDF Solutions’ website at http://ir.pdf.com/medialist.cfm. A replay of the call will be available at the same website address beginning approximately two hours after completion of the live call. Further, a copy of this press release, including the disclosure and reconciliation of certain non-GAAP financial measures to the most directly comparable GAAP measure, which non-GAAP measures may be used periodically by PDF Solutions’ management when discussing financial results with investors and analysts, will be available on the company’s website at http://www.pdf.com/news_archive.phtml following the date of this release.
Effectiveness of Guidance
The outlook set forth above represents PDF Solutions’ expectations only as of the date of this release, and should not be viewed as a statement about PDF Solutions’ expectations after this date. Although this release will remain available on PDF Solutions’ website, its continued availability does not indicate that PDF Solutions is reaffirming or confirming its continued validity. PDF Solutions does not intend to report on its progress, or provide comments to analysts or investors on, or otherwise, update such guidance until it releases its quarterly results.
About PDF Solutions
PDF Solutions, Inc. (Nasdaq: PDFS) is the leading provider of process-design integration technologies for manufacturing integrated circuits (ICs). PDF Solutions’ software, methodologies and services enable semiconductor companies to create IC designs that can be more easily manufactured using manufacturing processes that are more capable. By simulating deep sub-micron product and process interactions, the PDF solution offers clients reduced time to market, increased IC yield and performance, and enhanced product reliability and profitability. Headquartered in San Jose, Calif., PDF Solutions operates worldwide with additional offices in Europe and Japan. For more information, visit www.pdf.com.
PDF Solutions® is a registered trademark of PDF Solutions, Inc.
Forward-Looking Statements
The statements in this press release regarding PDF Solutions’ outlook for its fourth fiscal quarter of 2005 and its first fiscal quarter of 2006, including expected revenue, net income, and net income per share, are forward looking. Actual results could differ materially from those expressed in these forward-looking statements. Risks and uncertainties that could cause results to differ materially include risks associated with: any unforeseen industry changes; difficulties in modifying PDF’s solutions on a timely basis; and changes in the marketplace for our solutions, including the introduction of products or services competitive with PDF Solutions’ products and
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services. Readers should also refer to the risk disclosures set forth in PDF Solutions’ periodic public filings with the Securities and Exchange Commission, including, without limitation, its annual report on Form 10-K, most recently filed on March 16, 2005, and its quarterly reports on Form 10-Q, most recently filed on August 9, 2005. The forward-looking statements contained in this release are made as of the date hereof, and PDF Solutions does not assume any obligation to update such statements nor the reasons why actual results could differ materially from those projected in such statements.
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PDF SOLUTIONS, INC.
RECONCILIATION OF PROJECTED GAAP NET INCOME TO PROJECTED
NON-GAAP NET INCOME
(In thousands, except per share data)

	Three Months Ending
PROJECTED RESULTS	December 31, 2005
GAAP net income per share — diluted	$0.06	to	$0.08

GAAP net income	$1,790	to	$2,365

Stock-based compensation amortization	20		20

Amortization of acquired intangible assets, net of taxes	1,230		1,230

Non-GAAP net income	$3,040	to	$3,615

Non-GAAP net income per share — diluted	$0.11	to	$0.13

Weighted average common shares — diluted	28,250		28,250

	Three Months Ending
PROJECTED RESULTS	March 31, 2006
GAAP(1) net income per share — diluted	$0.08	to	$0.10

GAAP(1) net income	$2,300	to	$2,870

Amortization of acquired intangible assets, net of taxes	1,050		1,050

Non-GAAP net income	$3,350	to	$3,920

Non-GAAP net income per share — diluted	$0.12	to	$0.14

Weighted average common shares — diluted	28,500		28,500

(1) GAAP net income for the three months ending March 31, 2006 excludes the effects of the adoption of SFAS 123(R), as management is currently evaluating its future impact.
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Use of Non-GAAP Information
In addition to providing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP) of the United States of America, PDF Solutions also provides certain Non-GAAP financial measures that exclude certain charges as additional information relating to its operating results. PDF Solutions’ management believes that the presentation of these measures provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. PDF Solutions has also chosen to provide this information to investors to enable them to perform meaningful comparisons of PDF Solutions’ past, present and future operating results. These measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. The calculations of non-GAAP financial measures have been adjusted to exclude the effects of amortization of stock-based compensation and acquired intangible assets.
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